Exhibit 99.1
FOR IMMEDIATE RELEASE
Oculus Innovative Sciences Reports
59% Increase in First Quarter Product Revenue
Conference Call Begins at 4:30 p.m. Eastern Time Today
PETALUMA, Calif. (August 5, 2008) — Oculus Innovative Sciences, Inc. (NASDAQ: OCLS) today announced financial and operating results for the first quarter of fiscal year 2009, ended June 30, 2008.
Total revenue for the quarter was $1.2 million, an increase of 39% over $866,000 in the first quarter of fiscal 2008. Product revenue was $1.0 million, up 59% from $632,000 in the prior year, primarily due to higher sales in Mexico, Europe and India. Service revenue declined 13% to $204,000 as a result of the company’s focus on increasing product sales worldwide.
“We are moving aggressively to capitalize upon our existing regulatory approvals, human clinical data and partnerships to increase revenue and build a strong financial base. We believe product revenue will continue to increase as we advance our commercialization efforts in China, Europe, India, Mexico and the United States,” said Hoji Alimi, president and founder of Oculus. “In the quarter we focused on executing our commercial strategy while making progress on multiple fronts. On the drug development side we await the end-of-Phase II meeting with the FDA, which is scheduled for late August. Following that meeting we will determine the next steps of our clinical program. We believe that the U.S. drug development program and related clinical trials will enhance the value of the Microcyn Technology to partners and to the market.”
The gross margin on product revenue for the first quarter of fiscal 2009 was 57%, up from 41% in the comparable quarter a year ago primarily due to higher sales volume. Operating expenses of $5.6 million were essentially unchanged from the prior year. The loss from operations in the quarter declined to $5.1 million from a loss from operations of $5.4 million in the first quarter of fiscal 2008. The net loss for the fiscal 2009 first quarter was $5.2 million, or $0.33 per share, compared with a net loss for the fiscal 2008 first quarter of $5.0 million, or $0.42 per share. Non-cash stock-compensation expense for the quarter was $456,000, compared with $210,000 in the same quarter last year.
As of June 30, 2008, Oculus had unrestricted cash and cash equivalents of $11.5 million, compared with $18.8 million as of March 31, 2008.

Commercial Progress
Oculus is pursuing revenue growth along three fronts: 1) addition of new partners and new territories, 2) commercialization of new products in existing and new markets, such as the Microcyn gel and the Microcyn Delivery Device (MDD), and 3) further identification and approval of additional treatment indications and applications for current products. To highlight the potential of this third growth category, the company has seen positive clinical evidence from results of physician studies for the use of Microcyn Technology in abdominal lavage, oral rinse and post-caesarean sections, among others.
The company has made significant recent progress in each of these areas, including:
•	Making initial shipment of Microcyn products to China in July under Oculus’ agreement with China Bao Tai (CBT). CBT has licensed two major Chinese distributors — Sinopharm (hospitals) and Lianhua Supermarkets (retail pharmacies) — to position Microcyn for the large Chinese market. Earlier this year, Microcyn was approved by the Chinese State Food and Drug Administration for the treatment of various acute and chronic wounds, including ulcers, cuts, contusions and burns.

•	Signing a development agreement with Bayer Australia Animal Health and with Bayer (Sichuan) Animal Health Co. Ltd. for Microcyn Technology in animal markets for Australia and China, respectively. Each Bayer unit will be responsible for product development and regulatory approvals in its respective territory, and each holds a right of first negotiation to a commercial agreement with Oculus for distribution of the approved product in its respective territory.

•	Completing development work on a hydrogel formulation of Microcyn that is designed to address a broad spectrum of applications, including treatment of skin disorders and burns in wound care, and as an anti-fungal in podiatry.

•	Filing for patent protection for the development-stage MDD wound care device. This device is intended to accelerate healing by delivering a Microcyn-based solution to the wound site and transporting organic load from the site via a vacuum process. The MDD is designed to monitor the wound site and deliver additional Microcyn solution when required, and eliminate the need for frequent dressing changes at the site, thereby allowing for healthy fibroblast growth and prevention of infections. In addition, the MDD is designed for use in both outpatient and in-patient settings.

•	Finalizing development of a proprietary formulation of Microcyn with antimicrobial claims that we believe will allow us to market in the United States in the over-the-counter oral care market without the need for further approval by the FDA. The company is seeking to align itself with an established partner to commercialize this product candidate.

•	Presenting a peer-reviewed abstract relating to the efficacy of Microcyn Technology for the treatment of atopic dermatitis at the Third Congress of the World Union of Wound Healing Societies in Toronto in June 2008.

“We have made excellent progress in recent quarters, and over the life of our company, we have demonstrated the unique and powerful safety, efficacy and healing properties of Microcyn through use on more than 750,000 patients in 25 clinical trials and in a rigorous Phase II clinical study in the United States,” said Alimi. “We believe that advancing our commercial program has provided Oculus with a strong network of business partners and distributors around the globe, proven commercial-scale manufacturing capability in Europe and Mexico, and an established brand name with healthcare professionals. We are well positioned to achieve further progress with new partners, products and therapeutic applications.”
Outlook
Oculus expects to continue to achieve strong growth in sales of Microcyn-based products over the coming years through international partnerships, although quarterly rates of growth are difficult to forecast accurately as some marketing approvals and distribution agreements are recent, and timing of sales and deliveries are variable during introductory stages.
The company is leveraging current 510(k) approvals, results of a Phase II clinical trial and brand recognition among medical practitioners to begin growing sales in the United States, and is seeking an expanded label claim that the company expects to further increase domestic sales.
“With our current products and partnerships we expect to see continued strong growth this fiscal year in Mexico, Europe and India, along with a nominal revenue contribution from China. We expect continued strong revenue growth on a year to year basis, resulting from new partners, new territories, new products and new applications in conjunction with our established sales, distribution and manufacturing network,” said Alimi.
Conference Call
Oculus management will hold a conference call today to discuss first quarter results and to answer questions, beginning at 4:30 p.m. Eastern time. Individuals interested in participating in the call may do so by dialing (800) 232-9476 for domestic callers or (706) 679-2532 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 57954211. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus
Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which is intended to help prevent and treat infections in chronic and acute wounds. The Microcyn Technology platform features a biocompatible, shelf-stable solution containing active oxychlorine compounds that is currently commercialized primarily in Europe, India and Mexico for the treatment of infected wounds. The solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores. A recent Phase II clinical trial of Microcyn Technology conducted in the U.S. met its primary endpoints of safety and efficacy for the treatment of mildly infected diabetic foot ulcers.
Oculus also develops, manufactures and markets a number of devices and products under 510(k) regulatory approvals to professionals and consumers. The company’s headquarters are in Petaluma, California, with operations in Europe, Latin America and Japan. More information can be found at www.oculusis.com.
Forward Looking Statements
Except for historical information herein, some matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about Microcyn’s safety, efficacy and wound healing capabilities, and the ability of Microcyn to become a new type of drug for comprehensive treatment of diverse inflammatory conditions. These forward-looking statements are identified by the use of words such as “believe,” “pursue,” “intend,” “design,” “looking,” “leverage,” “seeking” and “expects,” among others, and include statements about our belief that product revenue will continue to increase generally or at any specific rate, our belief that we will advance our commercialization efforts, our belief that the U.S. drug development program and trials will enhance the value of Microcyn Technology, our ability to successfully pursue revenue growth with new partners and in new territories, our ability to develop and commercialize new products (including the MDD), our ability to identify and obtain approval for treatment indications and applications, the ability of our product and product candidates to address indications as designed for or as intended, our ability to leverage our current regulatory approvals, expand label claims and commercialize our products and product candidates over-the-counter or without the need for further regulatory approval, the ability of our products and products candidates to result in cost savings, our ability to obtain patent protection for new products and product candidates, and our ability to identify or align ourselves with new partners. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including risks inherent in the development and commercialization of potential products, the risk that regulatory clinical and guideline developments may change, the risk that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the risk that clinical results may not be replicated in actual patient settings, the risk that protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, the risk that present treatment trends will continue and that the available market for our products will not be as large as expected, the risk that our products will not be able to penetrate one or more targeted markets, the risk that our work force is inadequate to implement our business plan, the risk that we are unable to identify or align ourselves with strategic partners, the risk that revenues will not be sufficient to fund further development and clinical studies, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2008. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.
Oculus, Microcyn and Dermacyn are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contacts:

Oculus Innovative Sciences, Inc.	Lippert/Heilshorn & Associates, Inc.

Dan McFadden	Bruce Voss/Don Markley (investors)
Director of Public and Investor Relations	(310) 691-7100
(425) 753-2105	bvoss@lhai.com
dmcfadden@oculusis.com	dmarkley@lhai.com

Jules Abraham (media)
(212) 838-3777
jabraham@lhai.com

Oculus Innovative Sciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months
	Ended June 30,
	2008	2007
REVENUE
Product	$1,007	$632
Service	204	234

Total revenues	1,211	866

COST OF REVENUES
Product	438	376
Service	198	241

Total cost of revenues	636	617

Gross profit	575	249

OPERATING EXPENSES
Research and development	2,321	2,207
Selling, general and administrative	3,328	3,458

Total operating expenses	5,649	5,665

Loss from operations	(5,074)	(5,416)
Interest expense	(162)	(339)
Interest income	76	206
Other income (expense), net	(39)	531

Net loss	$(5,199)	$(5,018)

Net loss per common share: basic and diluted	$(0.33)	$(0.42)

Weighted-average number of shares used in per common share calculations: Basic and diluted	15,924	11,844

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	March 31,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$11,455	$18,823
Accounts receivable, net	856	770
Inventory	280	259
Prepaid expenses and other current assets	1,029	1,098

Total current assets	13,620	20,950
Property and equipment, net	2,243	2,303
Other assets	302	359

Total assets	$16,165	$23,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,792	$2,977
Accrued expenses and other current liabilities	1,379	2,460
Current portion of long-term debt and capital lease obligations	1,607	2,013

Total current liabilities	4,778	7,450
Deferred revenue	499	523
Long-term debt and capital lease obligations, less current portion	149	211

Total liabilities	5,426	8,184

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 15,923,708 and 15,903,613 shares issued and outstanding at June 30, 2008 (unaudited) and March 31, 2008, respectively.	2	2
Additional paid-in capital	109,519	109,027
Accumulated other comprehensive loss	(2,757)	(2,775)
Accumulated deficit	(96,025)	(90,826)

Total stockholders’ equity	10,739	15,428

Total liabilities and stockholders’ equity	$16,165	$23,612